UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G/A


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                     (Amendment No. 3 for HMP, HMW and MDW,
                        Amendment No. 4 for GWM and GSM )

                       SHARED TECHNOLOGIES CELLULAR, INC.
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
                         (Title of Class of Securities)

                                  819487 10 9
                                 (CUSIP Number)

               Filed by February 14, 2002 Pursuant to Rule 13d-2(b)
             (Date of Event which Requires filing of this Statement)








         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 819487 10 9

1        NAME(S) OF REPORTING PERSON(S)
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         George W. Mauerman ("GWM")
- -------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]
                                                                   (b)[ ]
- -------------------------------------------------------------------------
3        SEC USE ONLY

- -------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
- -------------------------------------------------------------------------
  NUMBER OF             (5)   SOLE VOTING POWER . . . . . . . . 294,175
   SHARES
 BENEFICIALLY           (6)   SHARED VOTING POWER . . . . . . . 0
  OWNED BY
    EACH                (7)   SOLE DISPOSITIVE POWER. . . . . . 294,175
 REPORTING
  PERSON                (8)   SHARED DISPOSITIVE POWER. . . . . 616,666
   WITH
- -------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   910,841
- -------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   [ ]
- -------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.6%
- -------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON

   IN
- -------------------------------------------------------------------------
14 CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
   SCHEDULE IS FILED:

   [ ]  Rule 13d-1(b)
   [X]  Rule 13d-1(c)
   [ ]  Rule 13d-1(d)
- -------------------------------------------------------------------------


CUSIP No. 819487 10 9

1        NAME(S) OF REPORTING PERSON(S)
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         George S. Mauerman ("GSM")
- -------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]
                                                                   (b)[ ]
- -------------------------------------------------------------------------
3        SEC USE ONLY

- -------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
- -------------------------------------------------------------------------
  NUMBER OF             (5)   SOLE VOTING POWER . . . . . . . . 579,166
   SHARES
 BENEFICIALLY           (6)   SHARED VOTING POWER . . . . . . . 0
  OWNED BY
    EACH                (7)   SOLE DISPOSITIVE POWER. . . . . . 0
 REPORTING
  PERSON                (8)   SHARED DISPOSITIVE POWER. . . . . 579,166
   WITH
- -------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   579,166
- -------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   [X]
- -------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.6%
- -------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON

   IN
- -------------------------------------------------------------------------
14 CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
   SCHEDULE IS FILED:

   [ ]  Rule 13d-1(b)
   [X]  Rule 13d-1(c)
   [ ]  Rule 13d-1(d)
- -------------------------------------------------------------------------


CUSIP No. 819487 10 9

1        NAME(S) OF REPORTING PERSON(S)
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Heather M. Paris ("HMP")
- -------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]
                                                                   (b)[ ]
- -------------------------------------------------------------------------
3        SEC USE ONLY

- -------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
- -------------------------------------------------------------------------
  NUMBER OF             (5)   SOLE VOTING POWER . . . . . . . . 18,800
   SHARES
 BENEFICIALLY           (6)   SHARED VOTING POWER . . . . . . . 0
  OWNED BY
    EACH                (7)   SOLE DISPOSITIVE POWER. . . . . . 0
 REPORTING
  PERSON                (8)   SHARED DISPOSITIVE POWER. . . . . 18,800
   WITH
- -------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   18,800
- -------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   [X]
- -------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.1%
- -------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON

   IN
- -------------------------------------------------------------------------
14 CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
   SCHEDULE IS FILED:

   [ ]  Rule 13d-1(b)
   [X]  Rule 13d-1(c)
   [ ]  Rule 13d-1(d)
- -------------------------------------------------------------------------


CUSIP No. 819487 10 9

1        NAME(S) OF REPORTING PERSON(S)
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Heidi M. Wendland ("HMW")
- -------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]
                                                                   (b)[ ]
- -------------------------------------------------------------------------
3        SEC USE ONLY

- -------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
- -------------------------------------------------------------------------
  NUMBER OF             (5)   SOLE VOTING POWER . . . . . . . . 18,700
   SHARES
 BENEFICIALLY           (6)   SHARED VOTING POWER . . . . . . . 0
  OWNED BY
    EACH                (7)   SOLE DISPOSITIVE POWER. . . . . . 0
 REPORTING
  PERSON                (8)   SHARED DISPOSITIVE POWER. . . . . 18,700
   WITH
- -------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   18,700
- -------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   [X]
- -------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.1%
- -------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON

   IN
- -------------------------------------------------------------------------
14 CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
   SCHEDULE IS FILED:

   [ ]  Rule 13d-1(b)
   [X]  Rule 13d-1(c)
   [ ]  Rule 13d-1(d)
- -------------------------------------------------------------------------


CUSIP No. 819487 10 9

1        NAME(S) OF REPORTING PERSON(S)
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Michael D. Wendland ("MDW")
- -------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]
                                                                   (b)[ ]
- -------------------------------------------------------------------------
3        SEC USE ONLY

- -------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
- -------------------------------------------------------------------------
  NUMBER OF             (5)   SOLE VOTING POWER . . . . . . . . 0
   SHARES
 BENEFICIALLY           (6)   SHARED VOTING POWER . . . . . . . 0
  OWNED BY
    EACH                (7)   SOLE DISPOSITIVE POWER. . . . . . 0
 REPORTING
  PERSON                (8)   SHARED DISPOSITIVE POWER. . . . . 0
   WITH
- -------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
- -------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   [X]
- -------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
- -------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON

   IN
- -------------------------------------------------------------------------
14 CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
   SCHEDULE IS FILED:

   [ ]  Rule 13d-1(b)
   [X]  Rule 13d-1(c)
   [ ]  Rule 13d-1(d)
- -------------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:

              Shared Technologies Cellular, Inc. (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

              One Talcott Plaza, Suite 501
              Hartford, Connecticut 06103


Item 2.

         (a)      Name of Person filing:

              See Item 1 of the respective Cover Sheets. GSM is the father of GWM, HMP and HMW. HMW and MDW are married.

         (b)      Address or Principal Business Office or, if none,
                  Residence:

               The business address of each of the Reporting Persons is 6585 S. Yale, Suite 500, Tulsa, OK 74136.

         (c)      Citizenship:

               See Item 4 of the respective Cover Sheets.

         (d)      Title of Class of Securities:

               Common Stock, par value $0.01 per share (the "Shares")

         (e)      CUSIP Number:

               819487 10 9

Item 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

         Not applicable.

         If this Statement is filed pursuant to Rule 13d-1(c), check this box [X]


Item 4.  Ownership

         (a)      Amount Beneficially Owned:

              See Item 9 of the respective Cover Sheets. GSM, HMP, HMW and MDW each might also be deemed to be the beneficial owner of the Shares held by the others (i.e. HMP deemed beneficial owner of the Shares held by GWM, HMW, MDW, and GSM individually and as Trustee of the Adrien W. Mauerman Testamentary Trust dated July 18, 1986, etc.); but GSM, HMP, HMW and MDW each disclaims such beneficial ownership.


         (b)      Percent of Class:

                  See Item 11 of the respective Cover Sheets.


         (c) Number of shares of Common Stock as to which the Reporting Person has:

                  (i)      Sole power of vote or to direct the vote:

                       See Item 5 of the respective Cover Sheets.

                  (ii)     Shared power to vote or to direct the vote:

                       See Item 6 of the respective Cover Sheets.

                  (iii)    Sole power to dispose or to direct the
                           disposition:

                       See Item 7 of the respective Cover Sheets.

                  (iv) Shared power to dispose or to direct the disposition:

                       See Item 8 of the respective Cover Sheets.


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].



Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         No other person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company.

         Not applicable.


Item 8.  Identification and Classification of Members of the Group.

         Not applicable.


Item 9.  Notice of Dissolution of Group.

         Not applicable.


Item 10.  Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2002


                                              /s/ George W. Mauerman
                                            -----------------------------
                                              George W. Mauerman

                                              /s/ George S. Mauerman
                                            -----------------------------
                                              George S. Mauerman

                                              /s/ Heather M. Paris
                                            -----------------------------
                                              Heather M. Paris

                                              /s/ Heidi M. Wendland
                                            -----------------------------
                                              Heidi M. Wendland

                                              /s/ Michael D. Wendland
                                            -----------------------------
                                              Michael D. Wendland